Exhibit 10.6

Partner Agreement Between

OZ Advisors II LP and Robert Shafir

This Partner Agreement dated as of March 6, 2018 (as amended, modified, supplemented or restated from time to time, this “Agreement”) between OZ Advisors II LP (the “Partnership”) and Robert Shafir (the “Limited Partner”). This Agreement shall be a “Partner Agreement” (as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of March 1, 2017 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”)). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement. References in this Agreement to actions of the General Partner refer to actions of the General Partner acting on behalf of the Partnership.

WHEREAS, on January 27, 2018, the Limited Partner and OZ Management LP (“OZM”) entered into an employment agreement (the “Employment Agreement”), pursuant to which the Limited Partner was appointed the Chief Executive Officer (“CEO”) of Och-Ziff effective as of February 5, 2018 (the “Effective Date”), and such Employment Agreement set forth the terms relating to the Limited Partner’s employment with OZM for the period commencing on the Effective Date through the fourth anniversary thereof.

WHEREAS, pursuant to the Employment Agreement, as of the Effective Date the Limited Partner was granted (i) a base salary; (ii) an annual award of Class A restricted share units (“RSUs”) under the Och-Ziff Capital Management Group LLC 2013 Incentive Plan, as amended, modified, supplemented or restated from time to time (such plan, or a prior or subsequent plan, collectively, the “2013 Plan”), (iii) a one-time, sign-on grant of RSUs under the 2013 Plan and (iv) a one-time, sign-on grant of performance-based RSUs (“PSUs”) under the 2013 Plan.

WHEREAS, pursuant to Section 1(i) of the Employment Agreement, the parties hereto wish to enter into this Agreement with respect to certain matters concerning (i) the admission of the Limited Partner to the Partnership as of the date hereof (the “Admission Date”); (ii) the grant by the Partnership to the Limited Partner on the Admission Date of one Class D-35 Common Unit (as defined below) under the 2013 Plan; (iii) the provision for discretionary payments to be made by OZM to the Limited Partner in RSUs under the 2013 Plan and by the Partnership, OZM and/or OZ Advisors LP (“OZA” and, together with the Partnership and OZM, the “Operating Partnerships”) in cash (including Deferred Cash Interests under the DCI Plan); (iv) the provision for annual equity compensation payments to be made by OZM to the Limited Partner in RSUs under the 2013 Plan; and (v) the Limited Partner’s rights and obligations under the Limited Partnership Agreement.

WHEREAS, the parties hereto wish for this Agreement (and any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates) to supersede and replace the Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises made herein and upon the terms and subject to the conditions set forth herein, the undersigned parties hereto hereby agree as follows:

1. Admission of the Limited Partner; Title; Term.

(a) Admission of the Limited Partner. Pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement, the General Partner hereby designates a new series of Class D Common Units, which shall be “Class D-35 Common Units.” The award of one Class D-35 Common Unit described in this Section 1 has been approved under the 2013 Plan. The Limited Partner shall be admitted as a limited partner of the Partnership as of the Admission Date, and the General Partner shall then cause the Limited Partner to be named as a Limited Partner in the books of the Partnership and the Partnership shall issue to the Limited Partner one Class D-35 Common Unit (the “Initial Class D Common Unit”) pursuant to and subject to the 2013 Plan. The Limited Partner agrees that, as of the Admission Date, he shall be bound by the terms and provisions of the Limited Partnership Agreement and shall execute the signature page of the Limited Partnership Agreement attached hereto. Upon the Admission Date, the Limited Partner’s initial Capital Account balance will be $0 (zero dollars). The Limited Partner is hereby designated an “Original Partner” (for purposes of the Limited Partnership Agreement) by the General Partner as of the Admission Date and the rights, duties and obligations of the Limited Partner under the Limited Partnership Agreement following his admission to the Partnership shall, except to the extent modified by the terms of this Agreement, be the same as those of the previously admitted Original Partners thereunder. The Limited Partner hereby agrees not to exchange the Initial Class D Common Unit (or a Class A Common Unit into which it converts) for so long as he is an Active Individual LP and agrees that such Common Unit and any Units that the Limited Partner may receive in a reallocation from other Partners under the Limited Partnership Agreement shall automatically be forfeited and cancelled upon the Limited Partner ceasing to be an Active Individual LP.

(b) Title. The Limited Partner holds the title of CEO of Och-Ziff.

(c) Term. The term of the Limited Partner’s services shall expire on February 5, 2022 or on such earlier date as the Limited Partner ceases to be an Active Individual LP (the “Term”). Upon expiration of the Term, the Limited Partner’s rights under this Agreement shall be modified as set forth in Section 3(d). For purposes of this Agreement, a “Term Year” means each 12-month period commencing on the Effective Date and each subsequent anniversary of the Effective Date during the Term.

(d) Reporting. The Limited Partner shall report to, and at all times be subject to the lawful direction of, the Board of Directors of Och-Ziff (the “Board”). Och-Ziff shall nominate the Limited Partner to serve as a member of the Board during the Term without additional compensation, and the Limited Partner shall serve as a member of any management committees of the Och-Ziff Group during the Term without compensation if requested by the Board or any of the Intermediate Holding Companies. The Limited Partner shall also assume without compensation such other titles and roles during the Term as reasonably requested by the Board or any of the Intermediate Holding Companies.

(e) Full Attention. In addition to the obligations set forth in Section 2.16 of the Limited Partnership Agreement, during the Term, the Limited Partner shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business affairs of the Och-Ziff Group.

The Limited Partner shall perform his duties and responsibilities to the best of his abilities. Notwithstanding the foregoing, subject to written consent of the Board and the compliance policies, rules and regulations of the Och-Ziff Group as in effect from time to time, the Limited Partner shall be permitted to (a) serve on any for-profit corporate or governmental board of directors, (b) serve on the board of, or work for, any charitable, not-for-profit or community organization, and (c) pursue his personal, financial and legal affairs; provided, in each case, that the Limited Partner shall not engage in any other business, profession, occupation or other activity, for compensation or otherwise, which would violate any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18 and 2.19 of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement).

(f) Withdrawal. The Limited Partner may be subject to a Withdrawal or Special Withdrawal at any time for any or no reason, with or without Cause, and with or without advanced notice, as provided in the Limited Partnership Agreement.

(g) Compliance with Och-Ziff Group Policies and Applicable Law. In addition to the obligations of the Limited Partner set forth in Section 2.19 of the Limited Partnership Agreement, the Limited Partner will comply at all times with all policies, rules and regulations of the Och-Ziff Group, as adopted from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to the Limited Partner, including but not limited to prohibitions on discretionary trading accounts and policies regarding conflicts of interest and confidential information. The Limited Partner will also comply with all applicable policies, procedures, rules, regulations and orders to which he is required to comply as an executive of Och-Ziff, including, without limitation, by any recognized stock exchange or other regulatory body or lawful authority.

(h) Limited Partner Representation. The Limited Partner hereby represents and warrants to the Partnership that the execution and delivery of this Agreement by the Limited Partner and the Partnership and the performance by the Limited Partner of his duties hereunder shall not constitute a breach of, or otherwise contravene or conflict with or cause a default under, the terms of any employment agreement or other contract, agreement, policy, instrument, order, judgment or decree to which the Limited Partner is a party or by which the Limited Partner is bound. The Limited Partner further represents and warrants that all information that he has provided to the Och-Ziff Group about himself in response to questionnaires or otherwise is true. The Limited Partner represents and warrants that he has not previously engaged in, nor is currently engaging in, any activity that would violate any Och-Ziff Group policy on political contributions or conflicts of interest, determined as if he were an employee covered by each such policy, but disregarding in respect of the conflict of interest policy any investments disposed of prior to the Effective Date. The Limited Partner hereby represents and warrants to the Partnership that no commission or finder’s fee, or any other amount of whatever nature or kind, was indirectly or directly incurred in connection with the recruitment of the Limited Partner.

2. Compensation and Benefits.

(a) Base Salary. Effective as of the Effective Date and during the Term following the Effective Date, the Limited Partner shall receive a base salary from OZ Management LP at an annualized rate of $2 million, payable in regular installments in accordance with OZ Management LP’s standard payroll policies (the “Base Salary”). The Limited Partner shall be eligible for such increases in Base Salary, if any, as may be determined from time to time in the sole discretion of the Board or the Compensation Committee of the Board (the “Compensation Committee”). The term “Base Salary” as used in this Agreement shall refer to the Base Salary as in effect from time to time during the Term. The Limited Partner’s Base Salary shall not be reduced after any such increase without Limited Partner’s express written consent.

(b) Annual Discretionary Bonus Compensation.

(i) Determination of Annual Discretionary Bonus. During the Term, the Limited Partner shall be eligible to receive discretionary bonus compensation from the Operating Partnerships with respect to each Fiscal Year (pro-rated for any partial Fiscal Years during the Term) (each, an “Annual Bonus”), determined based on performance relative to performance criteria for such Fiscal Year established by the Compensation Committee and subject to approval by the Board. The amount of the Annual Bonus for any Fiscal Year shall be determined by the Compensation Committee, with the minimum bonus equal to 100% of Base Salary and a maximum bonus equal to 200% of Base Salary. The Limited Partner must be an Active Individual LP on the date of payment of such Annual Bonus, and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation (as defined below) on or before such date, in order to be eligible for such Annual Bonus, except as provided in this Agreement.

(ii) Form of Payment of Annual Discretionary Bonus. Annual Bonuses may be paid in cash, equity or a combination thereof (including grants of RSUs under the 2013 Plan and grants of Deferred Cash Interests under the DCI Plan) by one or more of the Operating Partnerships, as determined in the discretion of the Compensation Committee; provided, however, that no less than 60% of any Annual Bonus with respect to any Fiscal Year shall be paid in cash.

(iii) Time of Payment of Annual Discretionary Bonus. Any Annual Bonus shall be paid in cash or settled by an award, as applicable, on or before March 15 of the year immediately following the Fiscal Year to which such Annual Bonus relates. Upon the grant of any Annual Bonus payable in equity, the Limited Partner and one or more of the Operating Partnerships will enter into an award agreement (with terms and conditions consistent with this Agreement).

(iv) Vesting of Annual Discretionary Bonus. Unless otherwise determined by the Compensation Committee and set forth in the applicable award agreement, any portion of any Annual Bonus that is paid in RSUs under the 2013 Plan will vest in four equal annual installments on each of the first four anniversaries of the applicable grant date; provided, that the Limited Partner must be an Active Individual LP on such vesting date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date), except as otherwise provided in Section 3(d)(ii)(3). All or any portion of any Annual Bonus may be subject to additional vesting requirements as determined in the discretion of the Compensation Committee. Notwithstanding anything in this Section 2(b)(iv) to the contrary, no portion of any Annual Bonus paid in the form of an equity award or a Deferred Cash Interest award will be subject to a service-based vesting schedule of more than four years from the applicable grant date.

(c) Annual Equity Compensation.

(i) Annual RSU Grants. On the Effective Date the Limited Partner received, and on or about each anniversary of the Effective Date during the Term (each such date, a “Grant Date”) the Limited Partner shall receive, an annual grant of RSUs from OZ Management LP under the 2013 Plan (each such grant, an “Annual RSU Grant”) equal to $5 million in value (the “Annual RSU Award Value”), as generally provided in this Section 2(c), subject in all events to the terms and conditions of the 2013 Plan (including any limitations of the number of available shares) and the related Award Agreement (as defined below).

(ii) Determination and Delivery of Annual RSU Grants. The Annual RSU Grant with respect to each Grant Date shall consist of an award to the Limited Partner of a number of RSUs equal to the RSU Equivalent Amount (as defined below) (the “Annual RSUs”); provided, that the Limited Partner must be an Active Individual LP on such Grant Date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date) and that the Limited Partner has entered into an award agreement evidencing such grant (each agreement evidencing a grant of RSUs to the Limited Partner, an “Award Agreement”). Notwithstanding the above, if the RSU Fair Market Value applicable for an Annual RSU Grant is less than $2.00 per share, the Board may, in its discretion, reduce the RSU Equivalent Amount to not less than 2.5 million RSUs, and shall deliver the balance of the Annual RSU Award Value with respect to such Annual RSU Grant in the form of a cash-based award (which for the avoidance of doubt, will constitute a part of the Annual RSU Grant and will be subject to the same terms and conditions as the Annual RSU Grant, including vesting and treatment upon the Limited Partner ceasing to be an Active Individual LP or upon a change in control). For purposes of this Agreement:

(1) ”RSU Equivalent Amount” shall mean the quotient of the Annual RSU Award Value divided by the RSU Fair Market Value rounded to the nearest whole number.

(2) ”RSU Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff’s Class A Shares for the 10 trading days immediately prior to the Effective Date or applicable Effective Date anniversary.

(iii) Vesting of Annual RSUs. The Annual RSUs will vest in four equal annual installments on each of the first four anniversaries of the applicable Grant Date; provided, that the Limited Partner must be an Active Individual LP on such vesting date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date), except as otherwise provided in Section 2(d)(iii), Section 3(b)(ii)(2), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(1).

(iv) Treatment of Annual RSUs Upon a Change in Control. In the event of a Change in Control (as defined below), all Annual RSUs shall be treated in accordance with Section 2(d)(iii).

(d) Sign-On RSU Grant.

(i) Award of Sign-On RSUs. Upon the Effective Date, the Limited Partner received a grant of 12 million RSUs under the 2013 Plan (the “Sign-On RSUs”), as generally provided in this Section 2(d) and subject to the terms and conditions of the 2013 Plan and related Award Agreement.

(ii) Vesting of Sign-On RSUs. The Sign-On RSUs will vest in four equal annual installments on each of the first four anniversaries of the Effective Date; provided, that the Limited Partner must be an Active Individual LP on such vesting date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date), except as otherwise provided in Section 2(d)(iii), Section 3(b)(ii)(1), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(1).

(iii) Treatment of Sign-On RSUs and Annual RSUs Upon a Change in Control; Certain Other Payments Upon a Change in Control. In the event of a Change in Control, all unvested Sign-On RSUs and all unvested Annual RSUs (as may be adjusted in such Change in Control in accordance with the terms of the 2013 Plan and Award Agreements) shall remain outstanding and continue to vest in accordance with the terms of the applicable Award Agreements, subject to the Limited Partner continuing to serve as CEO of Och-Ziff or a successor entity thereto in a Substantially Equivalent Position (as defined below) through the applicable vesting date; provided, however, that:

(1) if the Limited Partner is offered a Substantially Equivalent Position with Och-Ziff or a successor entity thereto in such Change in Control but does not accept such position, then all unvested Sign-On RSUs and all unvested Annual RSUs shall be forfeited as of the date of such Change in Control; and

(2) if (i) the Limited Partner is subject to a Withdrawal pursuant to clause (B) (PPC Termination) of Section 8.3(a)(i) of the Limited Partnership Agreement or a Special Withdrawal (such Withdrawal or Special Withdrawal or similar termination of the Limited Partner’s service by a successor entity of Och-Ziff, a “Withdrawal without Cause”) or the Limited Partner resigns pursuant to clause (C) (Resignation) of Section 8.3(a)(i) of the Limited Partnership Agreement (such a Withdrawal or a similar termination by the Limited Partner of his service with a successor entity of Och-Ziff, a “Withdrawal due to Resignation”) because his position has ceased to be a Substantially Equivalent Position, in each case, during the Change in Control Protection Period (as defined below), or (ii) if the Limited Partner is not offered a Substantially Equivalent Position in such Change in Control and is subject to Withdrawal due to Resignation within 30 days following such Change in Control (any such Withdrawal due to Resignation as described in either clause (i) or (ii), a “Qualifying Resignation”), in each case, then:

(A) the next two installments of the Sign-On RSUs (or if less than two installments remain unvested as of the Termination Date (as defined below), then all of the Sign-On RSUs) that would have otherwise vested if the Limited Partner had not been subject to a Withdrawal without Cause or Qualifying Resignation shall become vested on the later of (x) the date of such Change in Control and (y) the date of such Withdrawal without Cause or Qualifying Resignation. In addition, to the extent unvested following application of the previous sentence, a portion of an additional installment of Sign-On RSUs, pro-rated for the Term Year in which the Withdrawal without Cause or Qualifying Resignation occurs through the Termination Date, shall become vested as of such date. After application of the foregoing, the remainder of the unvested Sign-On RSUs, if any, will be immediately forfeited as of the Termination Date;

(B) the next two installments of any Annual RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Annual RSUs) that would have otherwise vested if the Limited Partner had not been subject to such a Withdrawal without Cause or Qualifying Resignation shall become vested on the later of (x) the date of such Change in Control and (y) the date of such Withdrawal without Cause or Qualifying Resignation, and the remainder of the unvested Annual RSUs, if any, will be immediately forfeited as of such date; and

(C) the Limited Partner shall receive the Severance Benefit (as defined in Section 3(b)(iii)), payable as described in Section 3(b)(iii).

For the avoidance of doubt, any payments and benefits provided under this Section 2(d)(iii) (including under Section 2(d)(iii)(C)) shall be in lieu of any payments and benefits under Section 3.

(iv) For purposes of this Agreement, “Change in Control” means the occurrence of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Operating Group Entities, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing OZ Person; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing OZ Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the voting interests in (1) Och-Ziff or (2) one or more of the Operating Group Entities comprising all or substantially all of the assets of the Operating Group Entities and (B) entitled to receive a Majority Economic Interest in connection with such transaction. For purposes of the definition of Change in Control, all capitalized terms shall have the meaning ascribed to such terms in the Limited Partnership Agreement.

(v) For purposes of this Agreement, the “Change in Control Protection Period” means the period beginning 6 months prior to a Change in Control and ending on the earlier of (x) the second anniversary of the Change in Control and (y) the expiration of the Term.

(vi) For purposes of this Agreement, “Substantially Equivalent Position” shall mean the CEO position held by the Limited Partner prior to the occurrence of any of the following events without the express written consent of the Limited Partner, unless such event is materially corrected by the Board within thirty (30) days following the Limited Partner’s provision of written notice to the Board of such event, which notice must be given within thirty (30) days of the first occurrence of the relevant event: (1) prior to the occurrence of a Change in Control, the failure of Och-Ziff to nominate the Limited Partner to the Board; (2) a material diminution in the Limited Partner’s authority, duties, or responsibilities; or (3) a requirement that the Limited Partner report to any person or entity other than to the Board; in each case, provided, however, with respect to clauses (2) and (3), that following the occurrence of a Change in Control in which the Limited Partner remains the most senior executive of Och-Ziff, the Limited Partner’s position shall not fail to be a Substantially Equivalent Position due to a change in title or reporting structure or other similar event, including without limitation by reason of the Limited Partner ceasing to be an executive officer of a public company or ceasing to report directly to a board of directors of a public company.

(e) Sign-On PSU Grant.

(i) Award of Sign-On PSUs. Upon the Effective Date, the Limited Partner received a grant of 10 million PSUs under the 2013 Plan (the “Sign-On PSUs”), as generally provided in this Section 2(e) and subject to the terms and conditions of the 2013 Plan and the related Award Agreement.

(ii) Service Condition. The “Service Condition” means that the Limited Partner has continued to be an Active Individual LP through the third anniversary of the Effective Date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date).

(iii) Performance Condition; Vesting; Forfeiture. Each Sign-On PSU will conditionally vest in full and be settled in accordance with Section 2(f)(i) upon (A) satisfaction of the Service Condition and (B) the Total Shareholder Return (as defined below) subsequently becoming equal to or exceeding the specified threshold applicable to such Sign-On PSU as set forth below (the “Performance Threshold,” and such condition, the “Performance Condition”)); provided, that the Limited Partner is an Active Individual LP on such vesting date (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date), and except as otherwise provided in Section 2(e)(vi), Section 3(b)(ii)(3), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(2). “Total Shareholder Return” shall have the meaning ascribed to such term in the Limited Partnership Agreement, treating for these purposes the Sign-On PSUs as Class P Common Units and using a Reference Price equal to the average closing price on the New York Stock Exchange of the Class A Shares of Parent for the 10 trading days immediately following the public announcement of the appointment of the Limited Partner as CEO.

(iv) Performance Period. If a Sign-On PSU has not satisfied both the Service Condition and the Performance Condition by the sixth anniversary of the Effective Date (such 6-year period, the “Performance Period”), such Sign-On PSU shall be forfeited automatically, except as otherwise provided in Section 2(e)(vi), Section 3(b)(ii)(3), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii)(2).

(v) Performance Thresholds. The Performance Threshold means the required threshold of Total Shareholder Return that must be achieved for a portion of the Sign-On PSUs to vest, which shall be expressed as a percentage, and is as follows: (i) the Performance Threshold is 25% for 20% of such Sign-On PSUs to vest; (ii) the Performance Threshold is 50% for an additional 40% of such Sign-On PSUs to vest; (iii) the Performance Threshold is 75% for an additional 20% of such Sign-On PSUs to vest; and (iv) the Performance Threshold is 125% for an additional 20% of such Sign-On PSUs to vest.

(vi) Treatment of Sign-On PSUs Upon a Change in Control. In the event of a Change in Control, (A) the Service Condition shall be waived (if not already satisfied) with respect to each Sign-On PSU but only to the extent that the applicable Performance Condition has been satisfied or deemed satisfied pursuant to the following Clause (B); and (B) each Sign-On PSU shall vest to the extent that the Performance Condition has already been satisfied or is deemed satisfied based on the price per Class A Share implied by the Change in Control; provided that the Limited Partner is an Active Individual LP on the date of such Change in Control (and must not have provided notice of his intention to become subject to a Withdrawal due to Resignation on or before such date). The remaining unvested Sign-On PSUs, if any, will be forfeited on the date of such Change in Control.

(f) General Terms Relating to Grants of RSUs and PSUs.

(i) Settlement of RSUs and PSUs. Each vested Annual RSU, each vested Sign-On RSU and each vested Sign-On PSU may be settled in accordance with the terms of the 2013 Plan and the applicable Award Agreement, in the sole discretion of the Compensation Committee in its capacity as Administrator of the 2013 Plan, either by the delivery of (1) one Class A Share (as defined in the 2013 Plan) or (2) cash equal to the Fair Market Value (as defined in the 2013 Plan) of one Class A Share.

(ii) Distribution Equivalents on RSUs. As set forth in the applicable Award Agreements, the Limited Partner will be credited with Distribution Equivalents (as defined in the 2013 Plan) with respect to the Annual RSUs and Sign-On RSUs, to be subject to the same terms and conditions applicable to, and to be settled on the same date as, the Annual RSUs or Sign-On RSUs, as applicable, in respect of which such distribution equivalents are awarded. Additionally, at the sole discretion of the Board, such Distribution Equivalents may be eligible to receive additional Distribution Equivalents. No Distribution Equivalents shall be payable in respect of the Sign-On PSUs.

(iii) Each Annual RSU, each Sign-On RSU and each Sign-On PSU will be subject in all cases to the terms and conditions of the 2013 Plan and applicable Award Agreement, and in the event of any conflict between the terms of this Agreement and the terms of the 2013 Plan and/or such Award Agreement, the terms of this Agreement will control.

(iv) Nothing herein shall mean or be construed to mean that (A) the Limited Partner has any right, title, interest or claim with respect to the equity of any of the Och-Ziff Group entities other than as expressly provided in this Agreement, or (B) the Limited Partner or any person claiming under or through the Limited Partner has any right, title, interest or claim to the proceeds of (1) any sale of all or any portion of any of the Och-Ziff Group entities (whether by merger, consolidation, sale of assets or otherwise), (2) any issuance of equity in any of the Och-Ziff Group entities, (3) any sale of all or part of the then-existing equity of any of the Och-Ziff Group entities, or (4) any other monetization or capitalization of the Och-Ziff Group entities, other than as expressly provided in this Agreement.

(v) During the Term and so long as he is an Active Individual LP, the Limited Partner will continue to hold at least 50% of the after-tax portion of Class A Shares delivered in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses). This restriction shall lapse upon the Limited Partner ceasing to be an Active Individual LP for any reason and upon a Change in Control.

(g) Benefits. During the Term, the Limited Partner shall be eligible to participate in any benefit plans or programs sponsored or maintained by the Partnership and its Affiliates as in effect from time to time, on the same basis as those benefits are generally made available to other similarly-situated senior executives of Och-Ziff.

(h) Business Expenses. During the Term, the Limited Partner shall be reimbursed for all reasonable expenses incurred by him in performing his duties hereunder provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Och-Ziff Group.

(i) Perquisites. During the Term, the Limited Partner shall be entitled to receive such perquisites and fringe benefits which similarly situated senior executives of Och-Ziff are entitled to receive and such other perquisites that are suitable to the character of Limited Partner’s position with Och-Ziff and adequate for the performance of Limited Partner’s duties hereunder as determined by Och-Ziff from time to time.

3. Withdrawal.

(a) Withdrawal for Cause or Resignation by the Limited Partner.

(i) Payments on Withdrawal for Cause or Resignation. If the Limited Partner is subject to a Withdrawal pursuant to clause (A) (Cause) of Section 8.3(a)(i) of the Limited Partnership Agreement (such a Withdrawal, a “Withdrawal for Cause”) or Withdrawal due to Resignation, in either case prior to the scheduled expiration of the Term, then the Limited Partner shall be entitled to receive:

(1) the Base Salary through the Termination Date;

(2) reimbursement for any unreimbursed business expenses properly incurred by the Limited Partner in accordance with the Partnership’s policy prior to the Termination Date; and

(3) such benefits, if any, to which the Limited Partner may be entitled under the benefit plans of the Partnership and its Affiliates, subject to the terms and conditions of the applicable plan (the amounts described in clauses (1) through (3) being referred to as the “Accrued Rights”). The Accrued Rights shall not include any bonus payments in connection with any bonus plan, policy, practice, program or award.

(ii) Treatment of Equity Awards. Upon the Limited Partner’s Withdrawal as described in Section 3(a)(i), (1) subject to Sections 2(d)(iii)(2), 3(b)(iv) and 3(d)(ii), all unvested Annual RSUs, unvested Sign-On RSUs and unvested Sign-On PSUs shall be immediately forfeited without consideration upon the Termination Date, and (2) if the Withdrawal is a Withdrawal for Cause, all vested Annual RSUs, vested Sign-On RSUs and vested Sign-On PSUs shall also be immediately forfeited without consideration upon the Termination Date.

(iii) Compensation Forfeiture. Upon the Limited Partner’s Withdrawal for Cause, the Limited Partner shall transfer to Och-Ziff the number of Class A Shares equal to the number of Class A Shares that were acquired by the Limited Partner in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses), in each case, in the 24-month period prior to the Termination Date. Notwithstanding the foregoing sentence, (A) if such Withdrawal is pursuant to clause (iii) of the definition of Cause (relating to violations of regulatory requirements or rules of self-regulatory organizations), then this Section 3(a)(iii) shall only apply if the relevant regulatory body or self-regulatory organization has found (or the Limited Partner has entered into a consent decree determining) that the Limited Partner has committed fraud and (B) if such Withdrawal is pursuant to clause (v) of the definition of Cause (relating to material violations of Och-Ziff Group agreements), then this Section 3(a)(iii) shall only apply if such violation of any agreement relating to the Och-Ziff Group causes non-de minimis detriment to the Och-Ziff Group (financial or otherwise).

(iv) Notwithstanding the delivery of a Notice of Termination (as defined below) with respect to the Limited Partner ceasing to be an Active Individual LP for any reason (other than by reason of a Withdrawal for Cause), the Partnership may, at any time on or prior to the Termination Date, exercise its right to terminate the Term and subject the Limited Partner to a Withdrawal for Cause, and, upon the proper exercise of such right, any other purported Withdrawal, Special Withdrawal or other termination of service of the Limited Partner contemplated by this Section 3 shall be null and void, and the terms of Section 3(a)(i) shall apply.

(v) Following the Limited Partner’s Withdrawal pursuant to this Section 3(a), the Limited Partner shall have no further rights to any compensation or any other benefits under this Agreement, except as provided in Section 2(d)(iii), to the extent applicable, or Section 3(b)(iv).

(b) Withdrawal Without Cause.

(i) Payments on Withdrawal without Cause. If the Term is terminated by the Partnership and the Limited Partner is subject to a Withdrawal without Cause (except in circumstances described in Section 2(d)(iii)(2)) prior to the scheduled expiration of the Term, then the Limited Partner shall be entitled to receive: (1) the Accrued Rights; (2) the treatment of equity awards described in Section 3(b)(ii); and (3) a Severance Benefit payable as described in Section 3(b)(iii).

(ii) Treatment of Equity Awards. In the event the Limited Partner is subject to a Withdrawal without Cause as described in Section 3(b)(i):

(1) the next two installments of the Sign-On RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Sign-On RSUs) that would have otherwise vested if Limited Partner had not been subject to a Withdrawal without Cause shall become vested as of the Termination Date. In addition, to the extent unvested following application of the previous sentence, a portion of an additional installment of Sign-On RSUs, pro-rated for the Term Year in which such Withdrawal without Cause occurs through the Termination Date, shall become vested as of the Termination Date. After application of the foregoing, the remainder of the unvested Sign-On RSUs, if any, will be immediately forfeited as of the Termination Date.

(2) the next two installments of any Annual RSUs (or if less than two installments remain unvested as of the Termination Date, then all of the Annual RSUs) that would have otherwise vested if Limited Partner had not been subject to a Withdrawal without Cause shall become vested as of the Termination Date, and the remainder of the unvested Annual RSUs, if any, will be immediately forfeited as of such date; and

(3) the Service Condition with respect to the Sign-On PSUs shall be waived as of the Termination Date (if not already satisfied) and the Limited Partner shall conditionally retain all of the Sign-On PSUs for a period of 24 months following the Termination Date; provided, that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the earlier of (x) the last day of such 24-month period and (y) the last day of the Performance Period shall be immediately forfeited as of such date.

(iii) Severance Benefit. The “Severance Benefit” shall be equal to the sum of:

(1) (A) if the Termination Date occurs prior to the second anniversary of the Effective Date, the lower of (x) the Base Severance Benefit (as defined below) and (y) $18 million, and (B) if the Termination Date occurs on or after the second anniversary of the Effective Date, the lower of (x) an amount equal to the Base Severance Benefit, multiplied by a fraction, the numerator of which is the number of full months remaining before the scheduled expiration of the Term, and the denominator of which is 24, and (y) $18 million; plus

(2) an amount equal to the Annual Bonus (payable at the minimum rate as set forth in Section 2(b)(i)), pro-rated for the Fiscal Year in which the termination occurs through the Termination Date (the “Pro-Rated Termination Year Bonus”); plus

(3) an amount equal to the Annual Bonus earned for the most recently completed Fiscal Year, to the extent such Annual Bonus was not previously paid.

For purposes of this Agreement, “Base Severance Benefit” means the amount equal to the product of (x) the sum of the Base Salary plus the Annual Bonus (payable at the maximum rate as set forth in Section 2(b)(i)), multiplied by (y) 3.0.

The Severance Benefit shall be paid by one or more of the Operating Partnerships in a lump sum in cash on or prior to the sixtieth (60th) day following the Termination Date (subject to Section 3(f) and any applicable six-month delay described in Section 8(h)).

(iv) Other Termination. A termination of the Term and the Withdrawal due to Resignation of the Limited Partner prior to the scheduled expiration of the Term that is due to the Limited Partner’s position no longer being a Substantially Equivalent Position shall be treated as a Withdrawal without Cause and entitle the Limited Partner to receive the payments and benefits set forth in this Section 3(b).

(v) The Limited Partner agrees that the Operating Partnerships’ obligation to pay the Severance Benefit and to provide for the equity award treatment described in Section 3(b)(ii) is contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Limited Partner to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Operating Partnerships from its obligations to make the payments and provide the equity award treatment described herein.

(vi) Following the Withdrawal of the Limited Partner pursuant to this Section 3(b), the Limited Partner shall have no further rights to any compensation or any other benefits under this Agreement.

(c) Death or Disability.

(i) Payments on Death or Disability. If the Term is terminated and the Limited Partner ceases to be an Active Individual LP due to his death or Disability prior to the scheduled expiration of the Term, the Limited Partner or the Limited Partner’s estate, as applicable, will receive: (i) the Accrued Rights, and (ii) a cash payment equal to the Annual Bonus earned for the most recently completed Fiscal Year, to the extent such Annual Bonus was not previously paid.

(ii) Treatment of Equity. If the Limited Partner ceases to be an Active Individual LP due to his death or Disability as described in Section 3(c)(i): (i) all unvested Annual RSUs and unvested Sign-On RSUs then held by the Limited Partner shall vest in full as of such Termination Date; and (ii) the Service Condition with respect to the Sign-On PSUs shall be waived as of the Termination Date (if not already satisfied) and the Limited Partner shall conditionally retain all of the Sign-On PSUs for a period of 24 months following the Termination Date; provided that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the earlier of (x) the last day of such 24-month period and (y) the last day of the Performance Period shall be immediately forfeited as of such date.

(iii) The Limited Partner agrees that the Operating Partnerships’ obligation to provide for the equity award treatment described in Section 3(c)(ii) is contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Limited Partner or the Limited Partner’s estate to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Partnership from its obligations to make the payments and provide the equity award treatment described herein.

(iv) Following the Limited Partner ceasing to be an Active Individual LP pursuant to this Section 3(c), the Limited Partner or the Limited Partner’s estate, as applicable, shall have no further rights to any compensation or any other benefits under this Agreement.

(d) Expiration of the Term.

(i) Expiration of Term. Upon the expiration of the Term (as described in Section 1(c)), if the Limited Partner’s active service has not previously terminated and is not terminated at such time, then he shall be deemed to continue to be an Active Individual LP, subject to the terms of the Limited Partnership Agreement, and none of the terms or provisions of this Agreement shall be deemed to be renewed or extended beyond the expiration of the Term, except as otherwise expressly provided in this Agreement.

(ii) Treatment of Equity and Other Payments on Expiration of Term. If the Partnership does not extend to the Limited Partner an offer to renew this Agreement beyond the scheduled expiration of the Term on substantially similar terms (without regard to the Sign-On RSUs and the Sign-On PSUs), and the Limited Partner is subject to a Withdrawal due to Resignation within 30 days following the scheduled expiration of the Term pursuant to Section 3(d)(i), then:

(1) all unvested Annual RSUs and all unvested Sign-On RSUs, if any, then-held by the Limited Partner shall vest in full as of the expiration of the Term;

(2) the Limited Partner shall conditionally retain all of his conditionally vested Sign-On PSUs until the expiration of the Performance Period; provided, that any Sign-On PSUs that have not satisfied the Performance Condition on or prior to the last day of the Performance Period shall be immediately forfeited as of such date;

(3) all equity and deferred awards granted to the Limited Partner in payment of any Annual Bonuses shall vest in full as of the expiration of the Term, and the Limited Partner shall receive the Annual Bonus with respect to the most recently completed Fiscal Year to the extent not previously paid; and

(4) one or more of the Operating Partnerships shall pay the Limited Partner the Pro-Rated Termination Year Bonus in a lump sum in cash on the sixtieth (60th) day following the expiration of the Term.

(iii) The Limited Partner agrees that the Operating Partnerships’ obligation to provide for the equity award treatment described in Section 3(d)(ii) is contingent and conditioned upon execution of a release as provided in Section 3(f). Failure or refusal by the Limited Partner to execute and deliver timely (and not revoke) such release pursuant to Section 3(f) shall release the Operating Partnerships from its obligations to make the payments and provide the equity award treatment described herein.

(iv) Following such termination of this Agreement pursuant to this Section 3(d), the Limited Partner shall have no further rights to any compensation or any other benefits under this Agreement.

(e) Notice of Termination; Termination Date.

(i) For purposes of this Agreement, the occurrence during the Term of any purported Special Withdrawal, Withdrawal or Disability of the Limited Partner that results in the Limited Partner ceasing to be an Active Individual LP as contemplated by Sections 3(a) through (c) shall be communicated by written “Notice of Termination” to the other party hereto (i) stating the specific provision in this Agreement relied upon; (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such provision to apply, if applicable, and (iii) specifying a “Termination Date,” which shall mean (A) in the case of Disability, thirty (30) days after the Notice of Termination is given (provided that the Limited Partner shall not have returned to the full-time performance of the Limited Partner’s duties during such thirty (30) day period), and (B) in the case of a Special Withdrawal or Withdrawal, the date specified in the Notice of Termination, which shall not be less than thirty (30) days from the date such Notice of Termination is given (except in the case of a Withdrawal for Cause).

(f) Continued Compliance with Restrictive Covenants; Release of Claims. Notwithstanding anything to the contrary contained herein, the Limited Partner agrees that any obligation of any of the Operating Partnerships to pay the Severance Benefit, Pro-Rated Termination Year Bonus or to provide for the equity award treatment described in Section 2(d)(iii), Section 2(e)(vi), Section 3(b)(ii), Section 3(b)(iv), Section 3(c)(ii) and Section 3(d)(ii) is contingent and conditioned upon both of the following:

(i) the Limited Partner’s full compliance with all provisions of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), as well as any agreements in the release described in clause (ii) below. Notwithstanding anything herein, if (A) the Limited Partner breaches any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or breaches any of the agreements in the release described in clause (ii) below, (B) following the Termination Date the Compensation Committee becomes aware of acts or omissions by the Limited Partner that occurred on or after the Effective Date and while the

Limited Partner continued to be an Active Individual LP that would have constituted Cause, or (C) the Limited Partner, or anyone on the Limited Partner’s behalf, pursues any type of action or claim against the Partnership or any of its Affiliates regarding this Agreement or any topic or claim covered by this Agreement, other than (i) to enforce rights not released or diminished by the release; (ii) in connection with any challenges to the validity of the release described in clause (ii) below under the federal Age Discrimination in Employment Act as amended by the Older Worker Benefit Protection Act, (iii) in connection with the filing of a charge or complaint with or the participation in an investigation, hearing or proceeding of a government agency, or (iv) as otherwise prohibited by law, then, in each case, the Limited Partner shall reimburse the Operating Partnerships for all compensation or other amounts previously paid, allocated, accrued, delivered or provided by the Operating Partnerships to the Limited Partner pursuant to Section 3(b) or Section 3(c), as applicable, and the Operating Partnerships shall be entitled to discontinue the future payment, delivery, allocation, accrual or provision of the Severance Benefit or the equity award treatment pursuant to Section 2(d)(iii) Section 2(e)(vi), Section 3(b)(ii), Section 3(b)(iv), Section 3(c)(ii) or Section 3(d)(ii), as applicable, and such other compensation, except to the extent prohibited by applicable law; and

(ii) no later than sixty (60) days after the Termination Date, the Limited Partner must execute and deliver (and not revoke) a general release releasing all claims against the Och-Ziff Group, in the form substantially similar to the form attached as Exhibit A hereto (and all applicable revocation periods must have expired); provided, however, that in no event shall the timing of the Limited Partner’s execution (and non-revocation) of the general release, directly or indirectly, result in the Limited Partner designating the calendar year of payment, and if a payment that is subject to execution (and non-revocation) of the general release could be made in more than one taxable year, payment shall be made in the later taxable year.

(g) Board/Committee Resignation. Upon the Limited Partner ceasing to be an Active Individual LP for any reason (other than death), the Limited Partner hereby agrees to immediately resign from all positions (including, without limitation, any management, officer or director position) that the Limited Partner holds in the Och-Ziff Group (or with any entity in which the Och-Ziff Group has made any investment) as of the date of such termination. The Limited Partner hereby agrees to execute and deliver such documentation reasonably required by the Och-Ziff Group as may be necessary or appropriate to enable the Och-Ziff Group (or any entity in which the Och-Ziff Group has made an investment) to effectuate such resignation, and in any case, the Limited Partner’s execution of this Agreement shall be deemed the grant by the Limited Partner to the officers of each entity in the Och-Ziff Group, if applicable, of a limited power of attorney to sign in the Limited Partner’s name and on the Limited Partner’s behalf such documentation solely for the limited purposes of effectuating such resignation.

4. Non-Competition Covenant. Notwithstanding any provisions of the Limited Partnership Agreement to the contrary, if the Limited Partner is subject to a Withdrawal or Special Withdrawal upon or following the scheduled expiration of the Term, the Restricted Period with respect to the Limited Partner shall, solely for purposes of the non-compete provisions of Section 2.13(b)(i) of the Limited Partnership Agreement, conclude on the last day of the 18-month period immediately following the date of such Withdrawal or Special Withdrawal.

5. Injunctive Relief; Liquidated Damages.

(a) Injunctive Relief. The Limited Partner acknowledges and agrees that an attempted or threatened breach by him of any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or of any provision of the Confidentiality Agreement with Och-Ziff entered by the Limited Partner on or before the Effective Date (as amended from time to time, the “Confidentiality Agreement”) would cause irreparable injury to the Partnership and its Affiliates not compensable in money damages, and that the Partnership shall be entitled, in addition to the remedies set forth in Section 5(b), to obtain a temporary, preliminary and permanent injunction prohibiting any breaches of any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or of any provision of the Confidentiality Agreement without being required to prove damages or furnish any bond or other security.

(b) Liquidated Damages.

(i) The Limited Partner agrees that it would be impossible to compute the actual damages resulting from a breach of Section 2.13(b) of the Limited Partnership Agreement or of any provision of the Confidentiality Agreement, and that the liquidated damages amount set forth in this Agreement is reasonable and do not operate as a penalty, but are a genuine pre-estimate of the anticipated loss that the Partnership would suffer from a breach of any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or of any provision of the Confidentiality Agreement.

(ii) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or of any provision of the Confidentiality Agreement, in the event the Limited Partner breaches Section 2.13(b) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), then:

(1) the Limited Partner shall owe, as liquidated damages, to the Partnership, an amount equal to the cash and equity-based compensation provided to the Limited Partner in the 24-month period prior to the Termination Date;

(2) the Limited Partner shall transfer to Och-Ziff any Class A Shares then held by the Limited Partner that were acquired in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses), in each case, in the 24-month period prior to the Termination Date; and

(3) the Limited Partner shall pay to Och-Ziff immediately a lump-sum cash amount equal to the sum of: (i) the total after-tax proceeds received by the Limited Partner in respect of any Class A Shares acquired at any time that were acquired in respect of any equity awards (including without limitation, any Class A Shares acquired on settlement of the Annual RSUs, the Sign-On RSUs, the Sign-On PSUs and any Annual Bonuses) that were subsequently transferred during the 24 month period prior to, or at any time after, the date of such breach; and (ii) all distributions received by the Limited Partner during the 24 month period prior to, or at any time after, the date of such breach on Class A Shares acquired at any time.

(iii) Without limiting the right of the Partnership to obtain injunctive relief for any attempted or threatened breach of any provision of the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18, 2.19 and 8.3(c)(iii) of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), or of any provision of the Confidentiality Agreement, in the event the Limited Partner breaches Section 2.13(c), (d) or (e), Section 2.18 or Section 8.3(c)(iii) of the Limited Partnership Agreement, then the Partnership shall be entitled to any other available remedies including, but not limited to, an award of money.

6. Compensation Clawback. As a highly regulated, global alternative asset management firm, Och-Ziff has had a long-standing commitment to ensure that its partners, officers and employees adhere to the highest professional and personal standards. In the case of fraud, misconduct or malfeasance by any of its partners, officers or employees, including, without limitation any fraud, misconduct or malfeasance that leads to a restatement of Och-Ziff’s financial results, or as required by law, the Compensation Committee would consider and likely pursue a disgorgement of prior compensation, where appropriate based on the facts and circumstances. The Compensation Committee will adopt and amend clawback policies, as it determines to be appropriate, including, without limitation, to comply with the final implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and any other applicable law. The Compensation Committee may extend and apply such clawback provisions to similarly situated levels of partners that may not be required to be covered by applicable law as it determines to be necessary or appropriate in its discretion. The Limited Partner hereby consents to comply with all of the terms and conditions of any such compensation clawback policy adopted by the Compensation Committee which may apply to the Limited Partner and other similarly situated partners on or after the Admission Date, and also agrees to perform all further acts and execute, acknowledge and deliver any documents and to take any further action requested by Och-Ziff to give effect to the foregoing.

7. Acknowledgment. The Limited Partner acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Partnership other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

8. Miscellaneous.

(a) Amendments. Except as expressly provided herein, this Agreement cannot be amended or modified except by a writing signed by the parties hereto; provided, however, that any provisions of this Agreement, in whole or in part, at any time, may be amended by the Board if it determines in its sole discretion that the adoption of any such amendments are necessary or desirable to comply with applicable law.

(b) Counterparties. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed an original, but all of which shall constitute the same instrument.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. Except as otherwise specifically provided herein, this Agreement, including the obligations and benefits hereunder, may not be assigned to any party by the Limited Partner.

(d) Severability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(e) Waiver. The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(f) Conflict. The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.

(g) Remedies. Any remedies provided for in this Agreement shall be cumulative in nature and shall be in addition to any other remedies whatsoever (whether by operation of law, equity, contract or otherwise) which any party may otherwise have.

(h) Section 409A. The intent of the parties is that this Agreement and the payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Limited Partner shall not be considered to have terminated employment or service for purposes of this Agreement until the Limited Partner would be considered to have incurred a “separation from service” within the meaning of Section 409A of the Code. Any payments described in this Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided hereunder shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, to the extent that any amounts are payable to a “specified employee” (within the meaning of Section 409A of the Code) upon a separation from service, and such payment would result in the imposition of any individual penalty tax or late interest charges imposed under Section 409A of the Code, such amounts shall instead be paid on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Limited Partner shall be paid to the Limited Partner on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Limited Partner) during one year may not affect amounts reimbursable or provided in any subsequent year, and no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit. The Partnership makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

(i) No Further Compensation. The Limited Partner agrees that (a) except for the compensation to be provided to the Limited Partner pursuant to the terms of this Agreement (including as set forth in any Award Agreement related to compensation to be provided pursuant to the terms of this Agreement) and for customary expense reimbursements, the Limited Partner will not be entitled to receive any compensation or distributions from, or have any interests in, any entity of the Och-Ziff Group, and (b) consistent with the restrictions set forth in Sections 1(e) and 1(g) of this Agreement and the Limited Partnership Agreement, including but not limited to Sections 2.12, 2.13, 2.16, 2.18 and 2.19 of the Limited Partnership Agreement (as expressly modified by Section 4 of this Agreement), and the Och-Ziff Group’s compliance policies that are generally applicable to the Limited Partner that restrict outside investments, the Limited Partner shall not have any interests in, or receive compensation of any type from, businesses or entities other than the Partnership and its Affiliates.

(j) Form of Payment. Except as otherwise specifically provided herein, all payments under this Agreement may be made as a distribution of Net Income allocated to a Class C Non-Equity Interest in accordance with the Limited Partnership Agreement or pursuant to a different arrangement structured by the General Partner in its sole discretion.

(k) Related Trusts. For all purposes under this Agreement, all references to any equity interests held by the Limited Partner shall be deemed to include equity held by his Related Trusts.

(l) Survival. Notwithstanding anything to the contrary in this Agreement, Section 3 (as it relates to continuing obligations after the Limited Partner’s Withdrawal, Special Withdrawal or otherwise ceasing to be an Active Individual LP during the Term only) and Section 4 will survive the termination or expiration of the Term and the Limited Partner ceasing to be an Active Individual LP.

(m) Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via e-mail to the recipient. Such notices, demands and other communications shall be sent to the address indicated below (or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party):

(i)	To the Partnership:

OZ Advisors II LP

9 West 57th Street, 39th Floor

New York, New York 10019

Attn: General Counsel

(ii) To the Limited Partner: to his last address on file in the Partnership records.

(n) Entire Agreement. This Agreement, together with the Award Agreements and any other agreements entered into on the date hereof between the Limited Partner and the Partnership or its Affiliates, contains the entire agreement and understanding among the parties as to the subject matter hereunder and supersedes and replaces any prior oral or written agreements between the Limited Partner and the Partnership or its Affiliates, including the Employment Agreement.

(o) No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied to this Agreement.

(p) Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

OZ ADVISORS II LP:

By:	Och-Ziff Holding LLC,
its General Partner

/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer

LIMITED PARTNER:

/s/ Robert Shafir
Robert Shafir

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

OZ ADVISORS II LP

SIGNATURE PAGE

IN WITNESS WHEREOF, this Agreement is executed and delivered as of March 6, 2018, by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Agreement.

OZ ADVISORS II LP:

By:	Och-Ziff Holding LLC,
its General Partner

/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer

/s/ Robert Shafir
Robert Shafir